Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS SECOND QUARTER 2014 NET INCOME OF $247 MILLION ($1.29 PER DILUTED SHARE) INCOME FROM CONTINUING OPERATIONS OF $195 MILLION ($1.02 PER DILUTED SHARE)

▪	Solid Asset Growth – Finance and leasing assets grew 10% from a year ago;
▪	Completed Sale of Additional Non-Strategic Portfolios – Sold Small Business Lending and Student Loan assets/portfolios;
▪	Continued Growth at CIT Bank – Assets surpassed $18 billion; deposits almost $14 billion;
▪	Advanced Capital Return – Repurchased 9.4 million common shares in the quarter; increased quarterly dividend 50% to $0.15 per share;
▪	Maintained Strong Capital Ratios – Tier 1 Capital Ratio of 16.0% and Total Capital Ratio of 16.7%.

NEW YORK – July 22, 2014 – CIT Group Inc. (NYSE: CIT), a leading provider of commercial lending and leasing services, today reported net income of $247 million, $1.29 per diluted share, for the second quarter of 2014, compared to net income of $184 million, $0.91 per diluted share, for the year-ago quarter. During the quarter, we completed the sale of the $3.3 billion Student Loan portfolio along with certain secured debt and servicing rights, generating income of $52 million net of taxes. As a result of the sale, the financial results of the Student Lending business are reported as a discontinued operation for all periods presented. Income from continuing operations for the second quarter was $195 million, $1.02 per diluted share compared to $176 million, $0.87 per diluted share, for the year-ago quarter.

Net Income for the six month period ended June 30, 2014 was $364 million, $1.88 per diluted share, compared to $346 million, $1.71 per diluted share, for the period ended June 30, 2013. Income from continuing operations for the six month period ended June 30, 2014 was $310 million, $1.60 per diluted share, compared to $329 million, $1.62 per diluted share for the period ended June 30, 2013.

“We had a solid second quarter and made good progress strengthening our franchise,” said John Thain, Chairman and Chief Executive Officer. “We grew our commercial assets by 3%, repurchased 9.4 million common shares and announced the acquisition of Direct Capital Corporation while completing the sale of certain non-strategic portfolios. We continue to focus on building long-term value by growing our earning assets, expanding CIT Bank, achieving our profitability targets and returning capital to our shareholders.”

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Summary of Second Quarter Financial Results from Continuing Operations

All references in this section relate to continuing operations and therefore do not include any of the assets or results of operations of the discontinued operation.

Second quarter results reflect growth in earning assets and a further shift to deposit funding. Additionally, net income reflected benefits from loan prepayments, lower credit costs as well as the restructuring of two aircraft securitizations in our TRS facility that positively impacted interest expense and other income.

Total assets from continuing operations1 at June 30, 2014 were $44.2 billion, down from $44.9 billion at March 31, 2014, reflecting the use of cash to repay the $1.3 billion debt maturity on April 1, 2014, and up from $40.7 billion at June 30, 2013. Financing and leasing assets in North American Commercial Finance and Transportation & International Finance increased to $34.1 billion, an increase of $1.3 billion (4%) from March 31, 2014 and $4.3 billion (15%) from a year ago. The sequential quarter increase was driven by solid origination volumes while the increase from the year-ago quarter also included the acquisition of Nacco in the first quarter of 2014, which added approximately $0.65 billion of financing and leasing assets. The Non-Strategic Portfolios declined by approximately $0.5 billion from March 31, 2014, and by $1.3 billion from a year ago, to $0.7 billion, reflecting portfolio run off and asset sales including the completion of the sale of the Small Business Lending portfolio in June 2014. Total loans of $18.6 billion increased slightly from March 31, 2014 and by $0.4 billion from a year ago, reflecting new loan originations partially offset by asset sales. Operating lease equipment increased $0.6 billion from March 31, 2014 and $2.5 billion from a year ago to $14.8 billion, reflecting the Nacco acquisition and other equipment purchases. Cash and investments of $7.3 billion were down $1.7 billion from March 31, 2014 and were relatively flat from June 30, 2013.

Net finance revenue2 was $361 million compared to $367 million in the year-ago quarter and $322 million in the prior quarter. Average earning assets were $33.2 billion in the current quarter, up from $30.1 billion in the year-ago quarter and $32.1 billion in the prior quarter. Net finance revenue as a percentage of average earning assets (“net finance margin”) was 4.35%, compared to 4.87% in the year-ago quarter and 4.01% in the prior quarter. Excluding the impact of debt redemptions3, net finance margin was 4.26% compared to 4.97% in the year-ago quarter and 4.01% in the prior quarter. The reduction from the year-ago quarter primarily reflects portfolio re-pricing, the sale of higher-yielding Dell Europe assets, and declines in net FSA accretion. The increase from the prior quarter reflects lower funding costs, a reduction in maintenance and other operating lease expenses, and higher interest recoveries.

1 Total assets from continuing operations is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

2 Net finance revenue, finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

3 Debt redemption impacts include accelerated FSA net discount/(premium) accretion and accelerated original issue discount. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

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Other income of $94 million increased from $79 million in the year-ago quarter and from $71 million in the prior quarter. The current quarter includes an acceleration of counterparty receivable accretion of $9 million related to the aircraft securitization restructuring as well as a positive mark to market on the TRS derivative of $11 million.

Operating expenses were $225 million compared to $226 million in the year-ago quarter and $234 million in the prior quarter. Excluding restructuring costs4, operating expenses were $219 million, relatively flat to $217 million in the year-ago quarter and down from $224 million in the prior quarter. The decline from the prior quarter is primarily due to lower employee costs while the year-ago quarter also included lower deposit related costs and a benefit in professional fees. Headcount at June 30, 2014 was approximately 3,170, down from approximately 3,420 a year ago and approximately 3,200 at March 31, 2014.

The provision for income taxes was $18 million, primarily reflecting the recognition of income tax expense on international earnings, down from $29 million in the year-ago quarter and up from $14 million in the prior quarter. The year-ago quarter included over $20 million related to the establishment of valuation allowances on certain international deferred tax assets.

Credit and Allowance for Loan Losses

Credit metrics remain at or near cycle lows. Non-accrual loans declined to $190 million, or 1.02% of finance receivables, at June 30, 2014 from $218 million (1.18%) at March 31, 2014 and $279 million (1.53%) at June 30, 2013, reflecting the sale of the Small Business Lending portfolio.

Net charge-offs were $21 million, or 0.45% of average finance receivables (AFR), versus $29 million (0.63%) in the year-ago quarter and $36 million (0.76%) in the prior quarter. Recoveries of $8 million were lower than the $19 million recorded in the year-ago quarter and essentially flat with the prior quarter. Net charge-offs in Transportation & International Finance of $13 million, 1.48% of AFR, include $9 million related to the transfer of receivables to Assets Held for Sale. Transportation & International Finance net charge-offs were a $1 million (0.12%) net recovery a year-ago and $13 million (1.47%) in the prior quarter. Net charge-offs in North American Commercial Finance were $9 million, (0.23%), up from $4 million (0.12%) a year-ago and below $16 million (0.43%) in the prior quarter. Non-Strategic Portfolios had a net recovery of $1 million, compared to a net charge-off of $26 million in the year-ago quarter and $7 million in the prior quarter, as both prior periods were impacted by the transfer of receivables to Assets Held for Sale. The provision for credit losses was $10 million, down from $15 million in the year-ago quarter and $37 million in the prior quarter reflecting lower net charge-offs and lower reserve build due to portfolio composition.

The allowance for loan losses was $341 million (1.83% of finance receivables) at June 30, 2014, compared to $353 million (1.90%) at March 31, 2014 and $367 million (2.02%) at June 30, 2013. Specific

4 Operating expenses excluding restructuring costs is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

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reserves were $22 million at June 30, 2014, compared to $26 million at March 31, 2014 and $43 million at June 30, 2013 with the reduction being a result of a combination of charge-offs and loan repayments.

Capital and Funding

Preliminary Tier 1 and Total Capital ratios at June 30, 2014 were 16.0% and 16.7%, respectively, compared to 16.3% and 17.0% at June 30, 2013 and down slightly from March 31, 2014. Preliminary risk-weighted assets totaled $51.0 billion at June 30, 2014, down from $51.8 billion at March 31, 2014 and up slightly from $50.7 billion at June 30, 2013, reflecting the sale of Student Loans and Small Business Lending in the current quarter. Book value per share at June 30, 2014 grew to $46.42 from $45.10 at March 31, 2014 and $43.16 at June 30, 2013. Tangible book value per share5 at June 30, 2014 increased to $44.16, from $42.94 at June 30, 2013 and $41.33 at June 30, 2013.

Cash and short-term investment securities totaled $6.8 billion at June 30, 2014, and were comprised of $6.4 billion of cash and $0.4 billion of short-term investment securities, compared to $8.5 billion at March 31, 2014 and $6.8 billion at June 30, 2013. Cash and short-term investment securities at June 30, 2014 consisted of $1.8 billion related to the bank holding company and $2.8 billion at CIT Bank, with the remainder comprised of cash at operating subsidiaries and restricted balances. CIT had approximately $1.4 billion of unused and committed liquidity under a $1.5 billion revolving credit facility at June 30, 2014.

Deposits grew approximately $0.7 billion during the quarter to $13.9 billion, in line with the asset growth at CIT Bank. At June 30, 2014, deposits represented approximately 44% of CIT Group funding, with unsecured and secured borrowings comprising 39% and 17% of the funding mix, respectively. The change in the funding mix from the prior quarter reflects the extinguishment of secured borrowings associated with the sale of the Student Lending business and the repayment of $1.3 billion of unsecured debt. The weighted average coupon rate on outstanding deposits and long-term borrowings in continuing operations was 3.20% at June 30, 2014, compared to 3.39% at June 30, 2013 and 3.33% at March 31, 2014.

During the quarter, CIT Bank drew down $125 million from a facility with the Federal Home Loan Bank (FHLB) Seattle to fund commercial real estate transactions and renewed and extended an existing $1 billion equipment finance conduit facility. Additionally, CIT Group restructured two aircraft securitizations financed through the TRS.

During the second quarter, we repurchased over 9.4 million shares for an aggregate purchase price of $416 million, bringing the total repurchases for 2014 to approximately 12.3 million shares at an average price of $44.81, or an aggregate of approximately $552 million. Approximately $55 million of the $607 million authorized repurchase capacity remains. On July 15, 2014, the Board approved an increase to CIT’s quarterly

5 Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 17 for reconciliation of non-GAAP to GAAP financial information.

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cash dividend from $0.10 per share to $0.15 per share. The dividend is payable on August 29, 2014 to shareholders of record on August 15, 2014.

Discontinued Operation

On April 25, 2014, we completed the sale of our Student Loan portfolio along with certain secured debt and servicing rights. As a result, the Student Lending business is reported as a discontinued operation for all periods presented. Income from discontinued operation, net of taxes, was $52 million, reflecting the benefit of proceeds received in excess of the net carrying value of assets and liabilities sold, up from $8 million in the year-ago quarter and $2 million in the prior quarter.

Segment Highlights

Transportation & International Finance

Pre-tax earnings for the quarter were $148 million, down from $158 million in the year-ago quarter and up from $118 million sequentially. Pre-tax earnings this quarter included $7 million net benefit in interest expense due to the refinancing of secured debt within the TRS, while the year-ago quarter included $5 million of debt redemption charges. Excluding these items, pre-tax earnings declined $21 million from the prior year primarily due to lower gains on sale and increased $23 million sequentially reflecting increased net finance revenue, decreased credit costs and lower operating expenses.

Financing and leasing assets grew to $18.4 billion at June 30, 2014, up sequentially from $17.6 billion and from $15.4 billion a year ago. The sequential increase reflected growth in all divisions except International Finance with Aerospace accounting for approximately 80% of the growth. The $3.0 billion, or 19%, increase from June 2013 included $1.4 billion of growth in Rail, including the European rail acquisition in the 2014 first quarter, $1.2 billion in Aerospace, and $0.3 billion in Maritime. Assets Held for Sale increased to $0.7 billion largely due to the addition of $0.5 billion of loans from our International Finance division. New business volume was $1.4 billion and consisted of $0.9 billion of lease equipment, including the delivery of 13 aircraft and approximately 2,500 railcars, and the funding of $0.5 billion of finance receivables.

Net finance revenue was $222 million, up from the year-ago quarter and sequentially, due primarily to asset growth. Net finance margin was 4.91% compared to 5.12% in the year-ago quarter and 4.73% in the prior quarter. Excluding the impact from debt redemptions, margin was 4.75%, down from the year-ago quarter reflecting lower net rental yields in air and flat sequentially as lower maintenance and operating lease expense offset reduced loan prepayment benefits. Other income was $10 million, down from the year-ago quarter and up sequentially largely reflecting changes in gains on asset sales.

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Provision for credit losses was $8 million, up from the year-ago quarter and down sequentially reflecting fluctuations in the international portfolio. Credit metrics in the current quarter includes $9 million of reserves charged-off against the International Finance assets transferred to Assets Held for Sale.

Operating expenses were $76 million, up from a year ago reflecting the European rail acquisition and our continued investment in growth initiatives. Operating expenses were down sequentially reflecting lower legal and employee costs.

Utilization remained strong with all but one commercial aircraft and over 98% of rail equipment on lease or under a commitment at quarter-end. All but one aircraft scheduled for delivery in the next 12 months, and approximately 87% of all railcars on order, have lease commitments. Gross yields in Aerospace were 12.2%, down sequentially reflecting reduced prepayment benefits in the loan portfolio and lease re-pricings, while gross yields in Rail declined slightly to 14.4% due in part to holding the European rail portfolio for the full quarter.

North American Commercial Finance

Pre-tax earnings for the quarter were $93 million, improved from $87 million in the year-ago quarter and from $43 million in the prior quarter. The improvement from the year-ago quarter was largely attributable to lower credit costs and higher non-spread revenue, while the sequential quarter increase also reflected a prepayment benefit.

Financing and leasing assets grew to $15.7 billion, up from $15.2 billion at March 31, 2014 and from $14.3 billion at June 30, 2013, reflecting solid new business volumes. Funded loan and lease volume totaled $1.6 billion, down from $1.7 billion in the year-ago quarter, and up from $1.4 billion in the prior quarter, in line with typical seasonal trends. The decrease in volume from the year-ago quarter reflected modest declines in Corporate Finance and Real Estate Finance partially offset by an increase in Equipment Finance. The sequential improvement in volume was across all divisions.

Net finance revenue of $146 million was essentially unchanged from the year-ago quarter and improved from the prior quarter. Net finance margin was 4.13% compared to 4.53% in the year-ago quarter and 3.64% in the prior quarter. The decline in net finance margin from the year-ago quarter primarily reflects lower portfolio yields in Corporate Finance and Equipment Finance and lower benefits from net FSA accretion. The sequential quarter improvement is largely due to the benefits of a prepayment in the current quarter. Other income was $70 million, compared to $65 million in the year-ago quarter and $62 million in the prior quarter, and included benefits from both investment gains and counterparty receivable accretion. Operating expenses were $120 million, up from $118 million in the year-ago quarter, which benefited from a litigation settlement, and improved slightly from $122 million in the prior quarter.

Credit metrics remained at or near cycle lows. Non-accrual loans of $132 million (0.86% of finance receivables) were essentially unchanged from March 31, 2014, and improved from $178 million (1.27%) a

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year ago. The current quarter provision for credit losses reflects primarily lower charge-offs, largely in Corporate Finance, and lower reserve build due to portfolio composition. Net charge-offs were $9 million (0.23% of average finance receivables), compared to $4 million (0.12%) in the year-ago quarter and $16 million (0.43%) in the prior quarter, and include a lower level of recoveries than in the comparable periods.

Non-Strategic Portfolios

Pre-tax losses for the quarter were $10 million, compared to pre-tax losses of $20 million in the year-ago quarter and $8 million in the prior quarter. Net finance revenue declined from prior periods due to the continued reduction in asset levels. The results compared to the year-ago quarter were also impacted by higher other income and lower credit costs and operating expenses, whereas the sequential impact from these items was minimal.

Financing and leasing assets declined to $0.7 billion at June 30, 2014. Financing and leasing assets were down from $1.1 billion at March 31, 2014, primarily due to the sale of the Small Business Lending portfolio, and from $2.0 billion at June 30, 2013, also reflecting international portfolio sales and runoff.

Corporate and Other

Certain items are not allocated to operating segments and are included in Corporate and Other, including unallocated interest expense, primarily related to corporate liquidity costs, restructuring charges, certain legal costs and indirect costs associated with the former Student Lending business that are not recorded in discontinued operation. Operating expenses included restructuring charges of $6 million in the current quarter, compared to approximately $10 million each in the year-ago and prior quarters.

CIT Bank

Total assets were $18.3 billion at June 30, 2014, up from $16.8 billion at March 31, 2014 and $13.9 billion at June 30, 2013. CIT Bank funded $2.0 billion of new business volume, up 11% from the year-ago quarter and up 23% sequentially. Loans totaled $13.4 billion, up from $12.6 billion at March 31, 2014 and $10.2 billion at June 30, 2013. Operating lease equipment of $1.8 billion, primarily railcars and now four aircraft, increased from $1.5 billion at March 31, 2014 and $0.9 billion at June 30, 2013. Cash totaled $2.8 billion at June 30, 2014, up from $2.4 billion at March 31, 2014, and from $2.5 billion at June 30, 2013. Preliminary Tier 1 and Total Capital ratios were 15.2% and 16.5%, respectively, at June 30, 2014.

Deposits at quarter-end were $13.9 billion, up from $13.1 billion at March 31, 2014 and $11.1 billion at June 30, 2013. Online retail deposits surpassed $7.0 billion. The weighted average rate on outstanding deposits was 1.6% at June 30, 2014.

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Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, July 22, 2014, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 888-317-6003 for U.S., 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “3040694” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EDT) on August 5, 2014, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10048563”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing. CIT’s U.S. bank subsidiary CIT Bank (Member FDIC), BankOnCIT.com, offers a variety of savings options designed to help customers achieve their financial goals. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in implementing its strategy and business plan, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, the risk that CIT is delayed in implementing its branch strategy, and the risk that CIT becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue, and adjusted net finance revenue are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs is a non-GAAP measurement used by management to compare period over period expenses. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks.

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Barbara Callahan
Senior Vice President of Corporate Communications	Senior Vice President
(973) 740-5390 Curt.Ritter@cit.com Matt Klein Vice President, Media Relations (973) 597-2020 Matt.Klein@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

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CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(dollars in millions, except per share data)

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013

Interest income
Interest and fees on loans	$301.4	$293.4	$312.0	$594.8	$628.1
Interest and dividends on interest bearing deposits and investments	8.4	8.8	7.1	17.2	13.5
Total interest income	309.8	302.2	319.1	612.0	641.6
Interest expense
Interest on long-term borrowings	(206.1)	(220.0)	(217.8)	(426.1)	(449.6)
Interest on deposits	(56.1)	(51.9)	(44.8)	(108.0)	(87.1)
Total interest expense	(262.2)	(271.9)	(262.6)	(534.1)	(536.7)
Net interest revenue	47.6	30.3	56.5	77.9	104.9
Provision for credit losses	(10.2)	(36.7)	(14.6)	(46.9)	(34.1)
Net interest revenue, after credit provision	37.4	(6.4)	41.9	31.0	70.8
Non-interest income
Rental income on operating leases	519.6	491.9	484.3	1,011.5	960.7
Other income	93.7	71.1	79.2	164.8	149.2
Total non-interest income	613.3	563.0	563.5	1,176.3	1,109.9
Other expenses
Depreciation on operating lease equipment	(157.3)	(148.8)	(133.6)	(306.1)	(266.9)
Maintenance and other operating lease expenses	(49.0)	(51.6)	(40.3)	(100.6)	(82.7)
Operating expenses	(225.0)	(233.5)	(226.1)	(458.5)	(457.0)
Loss on debt extinguishment	(0.4)	-	-	(0.4)	-
Total other expenses	(431.7)	(433.9)	(400.0)	(865.6)	(806.6)
Income from continuing operations before provision for income taxes	219.0	122.7	205.4	341.7	374.1
Provision for income taxes	(18.1)	(13.5)	(29.3)	(31.6)	(42.1)
Income from continuing operations, before attribution of noncontrolling interests	200.9	109.2	176.1	310.1	332.0
Net loss (income) attributable to noncontrolling interests, after tax	(5.7)	5.7	(0.5)	-	(3.5)
Income from continuing operations	195.2	114.9	175.6	310.1	328.5
Discontinued operation
Income / (loss) from discontinued operation, net of taxes	(231.1)	2.3	8.0	(228.8)	17.7
Gain on sale of discontinued operation	282.8	-	-	282.8	-
Income from discontinued operation, net of taxes	51.7	2.3	8.0	54.0	17.7
Net income	$246.9	$117.2	$183.6	$364.1	$346.2

Basic income per common share
Income from continuing operations	$1.03	$0.59	$0.87	$1.61	$1.63
Income from discontinued operation, net of taxes	$0.27	$0.01	$0.04	$0.28	$0.09
Basic income per common share	$1.30	$0.60	$0.91	$1.89	$1.72
Average number of common shares - basic (thousands)	190,231	196,089	201,313	193,134	201,231

Diluted income per common share
Income from continuing operations	$1.02	$0.58	$0.87	$1.60	$1.62
Income from discontinued operation, net of taxes	$0.27	$0.01	$0.04	$0.28	$0.09
Diluted income per common share	$1.29	$0.59	$0.91	$1.88	$1.71
Average number of common shares - diluted (thousands)	191,077	197,047	202,313	194,036	202,046

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CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(dollars in millions, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2014*	2014	2013	2013

Assets
Total cash and deposits	$6,427.6	$6,693.9	$6,044.7	$5,632.8
Investment securities	823.1	2,255.0	2,630.7	1,558.0
Assets held for sale	1,328.9	1,119.4	1,003.4	1,186.6

Loans	18,604.4	18,571.7	18,629.2	18,155.3
Allowance for loan losses	(341.0)	(352.6)	(356.1)	(367.2)
Loans, net of allowance for loan losses	18,263.4	18,219.1	18,273.1	17,788.1

Operating lease equipment, net	14,788.3	14,182.4	13,035.4	12,326.2
Goodwill	403.1	403.5	334.6	344.5
Unsecured counterparty receivable	565.8	279.5	301.6	370.1
Other assets	1,551.5	1,704.1	1,694.1	1,472.6
Assets of discontinued operation	1.0	3,721.2	3,821.4	3,952.1
Total assets	$44,152.7	$48,578.1	$47,139.0	$44,631.0

Liabilities
Deposits	$13,939.0	$13,189.3	$12,526.5	$11,171.3
Credit balances of factoring clients	1,296.5	1,213.5	1,336.1	1,205.0
Other liabilities	2,741.5	2,692.6	2,664.3	2,553.6
Long-term borrowings
Unsecured borrowings	12,232.4	13,532.3	12,531.6	11,789.5
Secured borrowings	5,313.1	5,976.5	5,952.9	5,779.9
Total long-term borrowings	17,545.5	19,508.8	18,484.5	17,569.4
Liabilities of discontinued operation	0.9	3,172.1	3,277.6	3,446.2
Total liabilities	35,523.4	39,776.3	38,289.0	35,945.5
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0	2.0
Paid-in capital	8,582.0	8,569.7	8,555.4	8,530.2
Retained earnings	905.8	678.4	581.0	271.6
Accumulated other comprehensive loss	(77.5)	(76.0)	(73.6)	(85.5)
Treasury stock, at cost	(794.7)	(378.1)	(226.0)	(41.1)
Total common stockholders' equity	8,617.6	8,796.0	8,838.8	8,677.2
Noncontrolling interests	11.7	5.8	11.2	8.3
Total equity	8,629.3	8,801.8	8,850.0	8,685.5
Total liabilities and equity	$44,152.7	$48,578.1	$47,139.0	$44,631.0

Book Value Per Common Share
Book value per common share	$46.42	$45.10	$44.78	$43.16
Tangible book value per common share	$44.16	$42.94	$42.98	$41.33
Outstanding common shares (in thousands)	185,645	195,030	197,404	201,030

* Preliminary

11

CIT GROUP INC. AND SUBSIDIARIES

Average Balances and Rates

(dollars in millions)

	Quarters Ended
	June 30, 2014		March 31, 2014		June 30, 2013
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$4,620.9	0.39%	$5,188.9	0.35%	$5,281.9	0.33%
Investments	2,035.8	0.77%	2,499.7	0.67%	1,658.3	0.68%
Loans (including held for sale)
U.S.	16,339.2	6.03%	15,816.3	5.90%	14,549.5	6.45%
Non-U.S.	3,510.0	8.49%	3,736.7	8.45%	4,188.6	9.27%
Total Loans	19,849.2	6.50%	19,553.0	6.42%	18,738.1	7.12%
Total interest earning assets / interest income	26,505.9	4.92%	27,241.6	4.65%	25,678.3	5.22%
Operating lease equipment, net (including held for sale)
U.S.	7,741.5	8.92%	7,349.6	8.50%	6,447.0	9.73%
Non-U.S.	6,921.8	8.13%	6,551.2	8.26%	6,267.5	9.80%
Total operating lease equipment, net	14,663.3	8.55%	13,900.8	8.39%	12,714.5	9.77%
Total earning assets	41,169.2	6.25%	41,142.4	5.96%	38,392.8	6.77%
Non-interest earning assets
Cash and due from banks	1,213.1		1,055.0		429.6
Allowance for loan losses	(350.4)		(357.8)		(376.0)
All other non-interest bearing assets	2,546.5		2,357.3		2,183.2
Assets of discontinued operation	931.2		3,792.3		4,055.1
Total Average Assets	$45,509.6		$47,989.2		$44,684.7
Liabilities
Borrowings
Deposits	$13,608.5	1.65%	$12,812.2	1.62%	$11,009.6	1.63%
Long-term borrowings	18,226.2	4.52%	19,022.1	4.63%	17,817.5	4.89%
Total interest-bearing liabilities	31,834.7	3.29%	31,834.3	3.42%	28,827.1	3.64%
Credit balances of factoring clients	1,301.7		1,276.3		1,222.2
Other non-interest bearing liabilities	2,863.2		2,819.6		2,504.8
Liabilities of discontinued operation	793.9		3,240.1		3,515.9
Noncontrolling interests	8.4		11.1		9.1
Stockholders' equity	8,707.7		8,807.8		8,605.6
Total Average Liabilities and Stockholders' Equity	$45,509.6		$47,989.2		$44,684.7

	Six Months Ended
	June 30, 2014		June 30, 2013
	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$4,955.8	0.37%	$5,578.2	0.28%
Investments	2,269.6	0.72%	1,579.1	0.71%
Loans (including held for sale)
U.S.	16,087.1	5.97%	14,112.3	6.74%
Non-U.S.	3,622.5	8.47%	4,179.1	9.23%
Total Loans	19,709.6	6.46%	18,291.4	7.35%
Total interest earning assets / interest income	26,935.0	4.77%	25,448.7	5.29%
Operating lease equipment, net (including held for sale)
U.S.	7,556.7	8.70%	6,429.1	9.46%
Non-U.S.	6,733.0	8.20%	6,303.8	9.74%
Total operating lease equipment, net	14,289.7	8.47%	12,732.9	9.60%
Total earning assets	41,224.7	6.10%	38,181.6	6.77%
Non-interest earning assets
Cash and due from banks	989.6		369.4
Allowance for loan losses	(354.3)		(375.8)
All other non-interest bearing assets	2,460.5		2,189.3
Assets of discontinued operation	2,167.6		4,112.5
Total Average Assets	$46,488.1		$44,477.0
Liabilities
Borrowings
Deposits	$13,213.3	1.63%	$10,590.7	1.64%
Long-term borrowings	18,497.8	4.61%	18,001.7	5.00%
Total interest-bearing liabilities	31,711.1	3.37%	28,592.4	3.75%
Credit balances of factoring clients	1,299.8		1,200.0
Other non-interest bearing liabilities	2,862.6		2,593.0
Liabilities of discontinued operation	1,852.0		3,566.8
Noncontrolling interests	10.3		8.0
Stockholders' equity	8,752.3		8,516.8
Total Average Liabilities and Stockholders' Equity	$46,488.1		$44,477.0

12

CIT GROUP INC. AND SUBSIDIARIES

Select Accounts

(dollars in millions)

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
OTHER INCOME
Factoring commissions	$28.3	$28.6	$29.0	$56.9	$59.0
Fee revenues	21.8	21.6	27.4	43.4	47.8
Gains on sales of leasing equipment	16.0	8.4	33.8	24.4	56.1
Counterparty receivable accretion	8.7	2.0	1.9	10.7	4.8
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	5.0	5.2	6.3	10.2	10.5
Gain on investments	5.6	3.5	1.2	9.1	3.6
Gains (losses) on loan and portfolio sales	4.5	3.5	(4.5)	8.0	1.0
Gains (losses) on derivatives and foreign currency exchange	8.3	(7.1)	2.4	1.2	1.8
Impairment on assets held for sale	(14.3)	(1.1)	(22.1)	(15.4)	(44.7)
Other revenues	9.8	6.5	3.8	16.3	9.3
Total other income	$93.7	$71.1	$79.2	$164.8	$149.2

OPERATING EXPENSES
Compensation and benefits	$(125.7)	$(138.9)	$(135.8)	$(264.6)	$(272.6)
Technology	(20.8)	(21.1)	(20.1)	(41.9)	(39.9)
Professional fees	(16.9)	(18.0)	(12.1)	(34.9)	(30.5)
Net occupancy expense	(8.5)	(8.9)	(8.6)	(17.4)	(18.0)
Advertising and marketing	(8.3)	(7.9)	(6.3)	(16.2)	(14.0)
Provision for severance and facilities exiting activities	(5.6)	(9.9)	(9.5)	(15.5)	(15.2)
Other expenses	(39.2)	(28.8)	(33.7)	(68.0)	(66.8)
Total operating expenses	$(225.0)	$(233.5)	$(226.1)	$(458.5)	$(457.0)

	June 30, 2014*	March 31, 2014	December 31, 2013	June 30, 2013

INVESTMENT SECURITIES
Short-term investments	$344.3	$1,812.5	$1,461.0	$1,200.7
Other debt and equity investments	478.8	442.5	1,169.7	357.3
Total investment securities	$823.1	$2,255.0	$2,630.7	$1,558.0

OTHER ASSETS
Deposits on commercial aerospace equipment	$667.2	$761.2	$831.3	$612.9
Deferred costs, including debt related costs	153.4	160.8	158.5	153.6
Tax receivables, other than income taxes	118.7	143.0	132.2	99.4
Executive retirement plan and deferred compensation	98.8	100.0	101.3	104.0
Furniture and fixtures	83.0	85.9	85.3	79.5
Prepaid expenses	76.3	68.8	64.3	66.1
Other counterparty receivables	76.2	30.7	45.9	5.6
Other	277.9	353.7	275.3	351.5
Total other assets	$1,551.5	$1,704.1	$1,694.1	$1,472.6

OTHER LIABILITIES
Equipment maintenance reserves	$942.3	$915.2	$904.2	$862.6
Accrued expenses and accounts payable	379.3	363.1	478.1	455.1
Current taxes payable and deferred taxes	320.0	316.6	179.8	134.1
Accrued interest payable	249.7	215.2	247.1	224.3
Security and other deposits	228.0	245.4	227.4	263.4
Valuation adjustment relating to aerospace commitments	121.9	128.3	137.5	158.9
Other liabilities	500.3	508.8	490.2	455.2
Total Other Liabilities	$2,741.5	$2,692.6	$2,664.3	$2,553.6
* Preliminary

13

CIT GROUP INC. AND SUBSIDIARIES

Financing and Leasing Assets

(dollars in millions)

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Transportation & International Finance
Aerospace
Loans	$ 1,432.2	$ 1,247.1	$ 1,247.7	$ 1,233.5
Operating lease equipment, net	8,912.8	8,595.5	8,267.9	7,845.2
Assets held for sale	191.8	24.8	148.8	268.6
Financing and leasing assets	10,536.8	9,867.4	9,664.4	9,347.3
Rail
Loans	121.4	123.3	107.2	118.4
Operating lease equipment, net	5,593.4	5,325.0	4,503.9	4,181.7
Assets held for sale	0.7	1.4	3.3	4.8
Financing and leasing assets	5,715.5	5,449.7	4,614.4	4,304.9
Maritime Finance
Loans	566.4	529.8	412.6	302.8
Operating lease equipment, net	-	-	-	7.2
Assets held for sale	21.2	-	-	-
Financing and leasing assets	587.6	529.8	412.6	310.0
International Finance
Loans	1,108.3	1,653.3	1,726.9	1,459.9
Operating lease equipment, net	6.7	6.4	6.7	7.8
Assets held for sale	458.0	66.4	6.4	-
Financing and leasing assets	1,573.0	1,726.1	1,740.0	1,467.7
Total Segment
Loans	3,228.3	3,553.5	3,494.4	3,114.6
Operating lease equipment, net	14,512.9	13,926.9	12,778.5	12,041.9
Assets held for sale	671.7	92.6	158.5	273.4
Financing and leasing assets	18,412.9	17,573.0	16,431.4	15,429.9

North American Commercial Finance
Real Estate Finance
Loans	1,737.6	1,615.2	1,554.8	1,235.1
Corporate Finance
Loans	7,295.3	6,974.3	6,831.8	6,575.8
Operating lease equipment, net	10.0	11.5	6.2	7.4
Assets held for sale	33.7	67.0	38.2	18.1
Financing and leasing assets	7,339.0	7,052.8	6,876.2	6,601.3
Equipment Finance
Loans	4,094.7	4,041.6	4,044.1	3,926.0
Operating lease equipment, net	230.2	198.6	234.3	211.1
Financing and leasing assets	4,324.9	4,240.2	4,278.4	4,137.1
Commercial Services
Loans - factoring receivables	2,248.5	2,271.7	2,262.4	2,312.2
Total Segment
Loans	15,376.1	14,902.8	14,693.1	14,049.1
Operating lease equipment, net	240.2	210.1	240.5	218.5
Assets held for sale	33.7	67.0	38.2	18.1
Financing and leasing assets	15,650.0	15,179.9	14,971.8	14,285.7
Non-Strategic Portfolios
Loans	-	115.4	441.7	991.6
Operating lease equipment, net	35.2	45.4	16.4	65.8
Assets held for sale	623.5	959.8	806.7	895.1
Financing and leasing assets	658.7	1,120.6	1,264.8	1,952.5
Total financing and leasing assets	$ 34,721.6	$ 33,873.5	$ 32,668.0	$ 31,668.1

14

CIT GROUP INC. AND SUBSIDIARIES
Credit Metrics
(dollars in millions)

	Quarters Ended
	June 30, 2014		March 31, 2014		June 30, 2013
Gross Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$ 15.9	1.79%	$ 14.3	1.61%	$ 1.3	0.17%
North American Commercial Finance(2)	13.2	0.35%	22.6	0.61%	17.3	0.50%
Non-Strategic Portfolios(3)	-	-	7.5	9.94%	29.5	8.17%
Total CIT	$ 29.1	0.62%	$ 44.4	0.95%	$ 48.1	1.04%

	Six Months Ended June 30,
	2014		2013
Transportation & International Finance(1)	$ 30.2	1.70%	$ 5.5	0.38%
North American Commercial Finance(2)	35.8	0.48%	31.5	0.46%
Non-Strategic Portfolios(3)	7.5	5.29%	35.4	4.84%
Total CIT	$ 73.5	0.78%	$ 72.4	0.80%

	Quarters Ended
	June 30, 2014		March 31, 2014		June 30, 2013
Net Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$ 13.1	1.48%	$ 13.0	1.47%	$ (0.9)	(0.12%)
North American Commercial Finance(2)	8.8	0.23%	16.0	0.43%	4.3	0.12%
Non-Strategic Portfolios(3)	(0.7)	(3.16%)	6.6	8.77%	25.7	7.13%
Total CIT	$ 21.2	0.45%	$ 35.6	0.76%	$ 29.1	0.63%

	Six Months Ended June 30,
	2014		2013
Transportation & International Finance(1)	$ 26.1	1.47%	$ 0.2	0.01%
North American Commercial Finance(2)	24.8	0.33%	10.1	0.15%
Non-Strategic Portfolios(3)	5.9	4.22%	28.3	3.87%
Total CIT	$ 56.8	0.60%	$ 38.6	0.43%

Non-accruing Loans to Finance Receivables(4)	June 30, 2014		March 31, 2014		December 31, 2013		June 30, 2013
Transportation & International Finance	$ 40.8	1.26%	$ 35.9	1.01%	$ 35.3	1.01%	$ 28.3	0.91%
North American Commercial Finance	132.3	0.86%	131.3	0.88%	147.4	1.00%	178.2	1.27%
Non-Strategic Portfolios	17.3	(4)	51.2	44.37%	58.0	13.14%	72.0	7.26%
Total CIT	$ 190.4	1.02%	$ 218.4	1.18%	$ 240.7	1.29%	$ 278.5	1.53%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended				Allowance for Loan Losses
	June 30,	March 31,	June 30,		June 30,	March 31,	December 31,	June 30,
	2014	2014	2013		2014	2014	2013	2013
Specific allowance - commercial impaired loans	$ (3.5)	$ (4.7)	$ 1.3		$ 22.2	$ 25.7	$ 30.4	$ 42.9
Non-specific allowance - commercial	(7.5)	5.8	(15.8)		318.8	326.9	325.7	324.3
Net charge-offs	21.2	35.6	29.1		-	-	-	-
Totals	$ 10.2	$ 36.7	$ 14.6		$ 341.0	$ 352.6	$ 356.1	$ 367.2

	Six Months Ended
	June 30,
	2014	2013
Specific allowance - commercial impaired loans	$ (8.2)	$ (2.3)
Non-specific allowance - commercial	(1.7)	(2.2)
Net charge-offs	56.8	38.6
Totals	$ 46.9	$ 34.1

Allowance for loan losses as a percentage of total loans					1.83%	1.90%	1.91%	2.02%

1) Charge-offs for the quarters ended June 30 and March 31, 2014, included approximately $9 million and $3 million, respectively, related to the transfer of receivables to assets held for sale. The prior-year quarter and six months balances were not significant.

2) Charge-offs for the quarters ended June 30 and March 31, 2014, included approximately $3 million and $4 million, respectively, related to the transfer of receivables to assets held for sale. The respective amounts for the six months ended June 30, 2014 and 2013 were $7 million and $2 million.

3) Charge-offs for the quarters ended March 31, 2014 and June 30, 2013, included approximately $7 million and $21 million, respectively, related to the transfer of receivables to assets held for sale. The respective amounts for the six months ended June 30, 2014 and 2013 were $7 million and $21 million.

4) Non-accrual loans include loans held for sale. The June 2014 Non-Strategic Portfolios amount reflected non-accrual loans held for sale; there were no portfolio loans, therefore no % is displayed.

15

CIT GROUP INC. AND SUBSIDIARIES

Segment Results

(dollars in millions)

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Transportation & International Finance
Total interest income	$72.2	$76.7	$62.6	$148.9	$119.2
Total interest expense	(155.1)	(160.7)	(143.9)	(315.8)	(288.0)
Provision for credit losses	(8.3)	(12.4)	(3.7)	(20.7)	1.9
Rental income on operating leases	485.1	459.6	423.8	944.7	841.2
Other income	10.4	7.2	26.9	17.6	43.7
Depreciation on operating lease equipment	(131.6)	(121.7)	(106.2)	(253.3)	(214.2)
Maintenance and other operating lease expenses	(49.0)	(51.6)	(40.2)	(100.6)	(82.6)
Operating expenses	(75.5)	(79.5)	(61.5)	(155.0)	(124.9)
Income before provision for income taxes	$148.2	$117.6	$157.8	$265.8	$296.3
Funded new business volume	$1,404.7	$1,054.6	$907.3	$2,459.3	$1,330.3
Average Earning Assets	$18,066.2	$17,119.7	$15,316.4	$17,624.8	$15,188.3
Average Finance Receivables	$3,547.0	$3,555.0	$3,040.9	$3,550.8	$2,880.9
North American Commercial Finance
Total interest income	$208.8	$193.4	$210.0	$402.2	$429.3
Total interest expense	(68.1)	(68.9)	(71.6)	(137.0)	(150.2)
Provision for credit losses	(2.6)	(23.2)	(4.8)	(25.8)	(29.7)
Rental income on operating leases	25.1	22.8	25.8	47.9	49.6
Other income	69.7	61.8	64.8	131.5	128.5
Depreciation on operating lease equipment	(20.0)	(21.9)	(18.6)	(41.9)	(34.9)
Operating expenses	(120.2)	(121.5)	(118.4)	(241.7)	(246.5)
Income before provision for income taxes	$92.7	$42.5	$87.2	$135.2	$146.1
Funded new business volume	$1,600.1	$1,372.9	$1,709.4	$2,973.0	$3,042.4
Average Earning Assets	$14,132.4	$13,764.7	$12,843.2	$13,962.1	$12,543.9
Average Finance Receivables	$15,181.0	$14,800.1	$13,963.9	$14,952.2	$13,651.1
Non-Strategic Portfolios
Total interest income	$25.6	$28.4	$42.8	$54.0	$86.7
Total interest expense	(23.0)	(24.9)	(32.8)	(47.9)	(69.6)
Provision for credit losses	0.7	(1.0)	(6.1)	(0.3)	(6.4)
Rental income on operating leases	9.4	9.5	34.7	18.9	69.9
Other income	3.9	4.4	(16.0)	8.3	(25.9)
Depreciation on operating lease equipment	(5.7)	(5.2)	(8.8)	(10.9)	(17.8)
Maintenance and other operating lease expenses	-	-	(0.1)	-	(0.1)
Operating expenses	(20.5)	(19.2)	(34.2)	(39.7)	(72.7)
Loss before provision for income taxes	$(9.6)	$(8.0)	$(20.5)	$(17.6)	$(35.9)
Funded new business volume	$64.1	$51.8	$259.9	$115.9	$445.3
Average Earning Assets	$988.1	$1,185.8	$1,961.8	$1,082.1	$1,980.6
Average Finance Receivables	$83.9	$300.0	$1,443.0	$280.7	$1,464.0
Corporate and Other
Total interest income	$3.2	$3.7	$3.7	$6.9	$6.4
Total interest expense	(16.0)	(17.4)	(14.3)	(33.4)	(28.9)
Provision for credit losses	-	(0.1)	-	(0.1)	0.1
Other income	9.7	(2.3)	3.5	7.4	2.9
Operating expenses / loss on debt extinguishment	(9.2)	(13.3)	(12.0)	(22.5)	(12.9)
Loss before provision for income taxes	$(12.3)	$(29.4)	$(19.1)	$(41.7)	$(32.4)
Total CIT
Total interest income	$309.8	$302.2	$319.1	$612.0	$641.6
Total interest expense	(262.2)	(271.9)	(262.6)	(534.1)	(536.7)
Provision for credit losses	(10.2)	(36.7)	(14.6)	(46.9)	(34.1)
Rental income on operating leases	519.6	491.9	484.3	1,011.5	960.7
Other income	93.7	71.1	79.2	164.8	149.2
Depreciation on operating lease equipment	(157.3)	(148.8)	(133.6)	(306.1)	(266.9)
Maintenance and other operating lease expenses	(49.0)	(51.6)	(40.3)	(100.6)	(82.7)
Operating expenses / loss on debt extinguishment	(225.4)	(233.5)	(226.1)	(458.9)	(457.0)
Income from continuing operations before provision for income taxes	$219.0	$122.7	$205.4	$341.7	$374.1
Funded new business volume	$3,068.9	$2,479.3	$2,876.6	$5,548.2	$4,818.0
Average Earning Assets	$33,186.7	$32,070.2	$30,121.4	$32,669.0	$29,712.8
Average Finance Receivables	$18,811.9	$18,655.1	$18,447.8	$18,783.7	$17,996.0

16

CIT GROUP INC. AND SUBSIDIARIES
Segment Margin
(dollars in millions)

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Transportation & International Finance
Average Earning Assets (AEA)
Aerospace	$ 10,260.7	$ 9,773.9	$ 9,346.6	$ 10,038.7	$ 9,383.2
Rail	$ 5,578.0	$ 5,137.9	$ 4,254.2	$ 5,373.8	$ 4,234.0
Maritime Finance	$ 576.2	$ 473.9	$ 305.7	$ 524.4	$ 238.6
International Finance	$ 1,651.3	$ 1,734.0	$ 1,409.9	$ 1,687.9	$ 1,332.5
Gross yield
Aerospace	12.18%	12.56%	12.40%	12.34%	12.28%
Rail	14.44%	14.56%	14.75%	14.46%	14.67%
Maritime Finance	5.58%	4.88%	7.12%	5.27%	7.81%
International Finance	8.59%	8.46%	9.77%	8.55%	9.71%
Total
AEA	$ 18,066.2	$ 17,119.7	$ 15,316.4	$ 17,624.8	$ 15,188.3
Gross yield	12.34%	12.53%	12.70%	12.41%	12.65%
Net Finance Margin	4.91%	4.73%	5.12%	4.81%	4.95%
Adjusted Net Finance Margin	4.75%	4.73%	5.24%	4.73%	5.14%

North American Commercial Finance
Average Earning Assets (AEA)
Real Estate Finance	$ 1,668.5	$ 1,592.9	$ 1,069.9	$ 1,632.9	$ 911.4
Corporate Finance	$ 7,220.8	$ 6,991.6	$ 6,607.4	$ 7,113.8	$ 6,572.1
Equipment Finance	$ 4,269.2	$ 4,239.5	$ 4,106.8	$ 4,258.0	$ 3,998.0
Commercial Services	$ 973.9	$ 940.7	$ 1,059.1	$ 957.4	$ 1,062.4
Gross yield
Real Estate Finance	4.10%	3.99%	4.08%	4.04%	4.22%
Corporate Finance	5.71%	5.02%	5.94%	5.37%	6.26%
Equipment Finance	9.52%	9.54%	10.92%	9.52%	11.24%
Commercial Services	4.99%	4.86%	5.51%	4.93%	5.49%
Total
AEA	$ 14,132.4	$ 13,764.7	$ 12,843.2	$ 13,962.1	$ 12,543.9
Gross yield	6.62%	6.28%	7.34%	6.45%	7.64%
Net Finance Margin	4.13%	3.64%	4.53%	3.88%	4.68%
Adjusted Net Finance Margin	4.13%	3.64%	4.61%	3.88%	4.82%

Gross Yield includes rental income and interest income as a % of AEA.
Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA. Adjusted Net Finance Margin is NFM increased by accelerated fresh start accounting net discount/(premium) on debt extinguishments and repurchases and debt related prepayment costs, reduced by accelerated original issue discount accretion.

17

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.
	Quarters Ended			Six Months Ended
Total Net Revenues(1)	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Interest income	$309.8	$302.2	$319.1	$612.0	$641.6
Rental income on operating leases	519.6	491.9	484.3	1,011.5	960.7
Finance revenue	829.4	794.1	803.4	1,623.5	1,602.3
Interest expense	(262.2)	(271.9)	(262.6)	(534.1)	(536.7)
Depreciation on operating lease equipment	(157.3)	(148.8)	(133.6)	(306.1)	(266.9)
Maintenance and other operating lease expenses	(49.0)	(51.6)	(40.3)	(100.6)	(82.7)
Net finance revenue	360.9	321.8	366.9	682.7	716.0
Other income	93.7	71.1	79.2	164.8	149.2
Total net revenues	$454.6	$392.9	$446.1	$847.5	$865.2

Net Operating Lease Revenues(2)
Rental income on operating leases	$519.6	$491.9	$484.3	$1,011.5	$960.7
Depreciation on operating lease equipment	(157.3)	(148.8)	(133.6)	(306.1)	(266.9)
Maintenance and other operating lease expenses	(49.0)	(51.6)	(40.3)	(100.6)	(82.7)
Net operating lease revenue	$313.3	$291.5	$310.4	$604.8	$611.1

	Quarters Ended
Net Finance Revenue as a % of Average Earning Assets(3)	June 30, 2014		March 31, 2014		June 30, 2013
Net finance revenue	$360.9	4.35%	$321.8	4.01%	$366.9	4.87%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	34.7	0.42%	-	-	7.7	0.10%
Accelerated original issue discount on debt extinguishments related to the GSI facility	(42.0)	-0.51%	-	-	-	-
Adjusted net finance revenue	$353.6	4.26%	$321.8	4.01%	$374.6	4.97%

	Six Months Ended June 30,
	2014		2013
Net Finance Revenue as a % of Average Earning Assets(3)
Net finance revenue	$682.7	4.18%	$716.0	4.82%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	34.7	0.21%	24.8	0.17%
Accelerated original issue discount on debt extinguishments related to the GSI facility	(42.0)	-0.26%	-	-
Adjusted net finance revenue	$675.4	4.13%	$740.8	4.99%

	Quarters Ended			Six Months Ended
Operating Expenses	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Operating expenses	$(225.0)	$(233.5)	$(226.1)	$(458.5)	$(457.0)
Provision for severance and facilities exiting activities	5.6	9.9	9.5	15.5	15.2
Operating expenses excluding restructuring costs	$(219.4)	$(223.6)	$(216.6)	$(443.0)	$(441.8)

	June 30,	March 31,	December 31,	June 30,
Earning Assets(3)	2014	2014	2013	2013
Loans	$18,604.4	$18,571.7	$18,629.2	$18,155.3
Operating lease equipment, net	14,788.3	14,182.4	13,035.4	12,326.2
Assets held for sale	1,328.9	1,119.4	1,003.4	1,186.6
Credit balances of factoring clients	(1,296.5)	(1,213.5)	(1,336.1)	(1,205.0)
Total earning assets	$33,425.1	$32,660.0	$31,331.9	$30,463.1

Continuing Operations Total Assets
Total Assets	$44,152.7	$48,578.1	$47,139.0	$44,631.0
Assets of discontinued operation	(1.0)	(3,721.2)	(3,821.4)	(3,952.1)
Continuing operations total assets	$44,151.7	$44,856.9	$43,317.6	$40,678.9

Tangible Book Value
Total common stockholders' equity	$8,617.6	$8,796.0	$8,838.8	$8,677.2
Less: Goodwill	(403.1)	(403.5)	(334.6)	(344.5)
Intangible assets	(16.6)	(18.2)	(20.3)	(24.8)
Tangible book value	$8,197.9	$8,374.3	$8,483.9	$8,307.9

(1) Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2) Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.